Exhibit 10.41
ASYST TECHNOLOGIES, INC.
CHANGE-IN-CONTROL AGREEMENT
     THIS CHANGE-IN-CONTROL AGREEMENT (this “Agreement”) is made and entered into as of May 22, 2006 (the “Effective Date”), by and between Asyst Technologies, Inc., a California corporation (“Asyst”), and Alan S. Lowe (the “Executive”).
     WHEREAS, Asyst considers it essential to foster the continued employment of key management personnel and recognizes the distraction and disruption that the possibility of a Change in Control (as defined in Section 1(e) below) may raise, to the detriment of Asyst and its stockholders; and
     WHEREAS, Asyst has determined to take appropriate steps to reinforce and encourage the continued attention and dedication of key management personnel to their assigned duties in the face of a possible Change in Control;
     NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, Asyst and the Executive hereby agree as follows:
     1. DEFINITIONS.
          (a) “Base Salary” shall mean the annualized base salary of the Executive at the time of termination of his employment, within the application of this Agreement.
          (b) “Beneficiary” shall mean (i) the person or persons named, by the Executive by written notice to Asyst, to receive any compensation or benefit payable under this Agreement, or (ii) in the event of his death, if no such person is named and survives the Executive, his estate.
          (c) “Board” shall mean the Board of Directors of Asyst, acting in such capacity.
          (d) “Cause” shall mean any of the following, occurring during the term of the Executive’s employment or employment relationship with Asyst:
               (i) the Executive’s conviction in a court of law of, or guilty plea, no contest plea or nolo contendere plea to, a felony charge;
               (ii) willful, substantial and continued failure by the Executive to perform the duties of his position after receiving notice of the same;
               (iii) willful engagement by the Executive in conduct that is demonstrably, materially and economically injurious to Asyst; or
               (iv) gross negligence by the Executive during the performance of the duties of his position resulting in demonstrable, material and economic injury to Asyst.

          (e) “Change in Control” shall mean any of the following, occurring during the term of the Executive’s employment or employment relationship with Asyst:
               (i) an acquisition by an individual, an entity or a group (excluding Asyst, an employee benefit plan of Asyst, or a corporation controlled by Asyst) of 30 percent or more of Asyst’s then-outstanding common stock or voting securities;
               (ii) a change in composition of the Board occurring within a rolling two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” shall mean directors who either (x) are members of the Board as of the Effective Date or (y) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest (relating to the election of directors to the Board)); or
               (iii) consummation of a complete liquidation or dissolution of Asyst, or a merger, consolidation or sale of all or substantially all of Asyst’s then-existing assets (collectively, a “Business Combination”), other than a Business Combination (x) in which the stockholders of Asyst immediately prior to the Business Combination receive 50 percent or more of the voting stock resulting from the Business Combination, (y) at least a majority of the board of directors of the corporation resulting from the Business Combination were Incumbent Directors and (z) after which no individual, entity or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of Asyst) owns 30 percent or more of the stock of the corporation resulting from the Business Combination who did not own such stock immediately before the Business Combination.
          (f) “Disability” shall mean the illness or other mental or physical disability of the Executive, as determined by a physician acceptable to Asyst and the Executive, resulting in his failure (i) to perform substantially the material duties of his position for a period of six or more consecutive months, or an aggregate of nine months in any 12-month period, and (ii) to return to the performance of his duties within 30 days after receiving written notice of termination.
          (g) “Good Reason” shall mean, without the Executive’s prior written consent or his acquiescence:
               (i) assignment to the Executive of duties incompatible with his position, failure to maintain him in this position and its reporting relationship, or a substantial diminution in the nature of his authority or responsibilities;
               (ii) reduction in his then-current Base Salary or in the bonus or incentive compensation opportunities or benefits coverage available during the term of this Agreement, except pursuant to an across-the-board reduction similarly affecting all senior executives of Asyst;

               (iii) termination of the Executive’s employment, for any reason other than Cause, death, Disability or voluntary termination, within two years following a Change in Control;
               (iv) within two years following a Change in Control, relocation of the Executive’s principal place of business to a location more than 30 miles from the location of such office on the date of this Agreement; or
               (v) (v) Asyst’s failure to pay the Executive any material amounts otherwise vested and due him hereunder or under any plan, program or policy of Asyst.
     2. TERM OF AGREEMENT.
          This Agreement shall be effective immediately as of the Effective Date, and shall remain in effect until the earliest to occur of (a) termination of the Executive’s employment with Asyst following a Change in Control (i) by reason of death or Disability, (ii) by Asyst for Cause, or (iii) by the Executive other than for Good Reason; (b) two years after the date of a Change in Control; or (c) two years after the Effective Date, provided that a Change in Control has not occurred within such two-year period.
     3. ENTITLEMENT UPON TERMINATION BY ASYST WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON WITHIN TWO YEARS FOLLOWING A CHANGE IN CONTROL.
     In the event of termination of the Executive’s employment within two years following a Change in Control (a) by Asyst without Cause or (b) by the Executive for Good Reason, he shall be entitled to the entitlements set out below in this section 3. Generally, such amounts to be paid to the Executive in a cash lump sum within 30 business days after termination except that (i) the payment of any equity awards may be made in shares and (ii) in the event it is determined that the Executive is a “Specified Employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), any payment to be made under this Agreement that is “nonqualified deferred compensation” subject to Section 409A of the Code shall be delayed for six months following the Executive’s termination of employment.
          (a) General Entitlement:
               (i) his Base Salary through the date of termination, but not yet paid to him;
               (ii) payment in lieu of any unused vacation, in accordance with Asyst’s vacation policy and applicable laws;
               (iii) any annual or discretionary bonus earned but not yet paid to him for any completed fiscal year prior to the fiscal year in which his termination occurs;

               (iv) any compensation under any deferred compensation plan of Asyst or deferred compensation agreement with Asyst then in effect (subject to the terms and conditions of such plan);
               (v) any other compensation or benefits, including without limitation any benefits under long-term incentive compensation plans, any benefits under equity grants and awards and employee benefits under plans that have vested through the date of termination, or to which he may then be entitled, in accordance with the applicable terms of each grant, award or plan; and
               (vi) reimbursement of any business expenses reasonably and properly incurred by the Executive through the date of termination, but not yet paid to him.
          (b) Change-in-Control Entitlement:
               (i) two times the sum of (A) his Base Salary, at the rate in effect immediately before such termination, and (B) an amount equal to the average of his annual bonuses actually paid by Asyst to the Executive during the three completed fiscal years prior to the year in which termination occurs;
               (ii) continuing coverage under the life, disability, accident, health, dental and vision insurance programs covering senior executives of Asyst generally, as from time to time in effect, to the extent permitted under COBRA coverage or the terms of such programs, for the two-year period from such termination, or, if earlier, through such date as he becomes eligible for substantially similar coverage under the employee benefit plans of a new employer, provided that the Executive agrees that the period of continuation coverage under such plans shall count against any obligation by the plan or Asyst to provide continuation coverage pursuant to COBRA; and
               (iii) immediate and unconditional vesting of any unvested stock options and stock grants previously awarded to the Executive and, for the period ending with the later of (i) the 15th day of 3rd month following the date on which the exercise period for the option in question would otherwise have expired or (ii) December 31 of the calendar year in which that exercise period would otherwise have expired, the right to exercise all stock options, grants and awards vested as of the termination of employment, provided, however, that in no event shall this section 3(b)(iii) extend the exercise period for an option beyond the date that is one year following the termination of employment.
          (c) Determination of Amount of Payment. In the event that any payments or other benefits received or to be received by the Executive pursuant to this Agreement (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 3(c), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, the Executive shall receive either (x) the full amount of any parachute payment or (y) 2.99 times the Executive’s “base amount” (as such term is defined under the Parachute Rules), whichever of the foregoing amounts (after taking into account any applicable federal, state and local income taxes and the Excise Tax) results in the receipt by the Executive, on an after-tax basis, of the greater payment provided that (a) the acquiring person in the Change of Control, in its sole discretion, does not object thereto and does not impose on Asyst or its stockholders any added cost, price reduction, or other detriment therefrom (economic or otherwise as determined in Asyst’s sole discretion), and (b) the Executive deposits at least three (3) business days prior to consummation of the Change of Control with a party designated by Asyst a cash sum sufficient in the discretion of Asyst to fund all withholding payments that may arise in connection with the Executive’s parachute payments from any source. In the event a reduction provides the greater benefit Asyst shall reduce and cancel, and the Executive hereby waives, the parachute payment to the minimum extent necessary to equal the amount described in (y) above.
     In no event shall Asyst be required to gross up any payment or benefit to the Executive to avoid the effects of Section 280G of the Code or to pay any regular or excise taxes arising therefrom. Unless Asyst and the Executive otherwise agree in writing, any parachute payment calculation shall be made in writing by independent public accounts agreed to by Asyst and the Executive, whose calculations shall be conclusive and binding upon Asyst and the Executive for all purposes. Asyst and the Executive shall furnish to the accountants such information and documents as the accountants may reasonable request in order to make a parachute payment determination. If the Internal Revenue Service (the “IRS”) determines that a Payment is subject to the Excise Tax, then the following paragraph shall apply.
     Notwithstanding any reduction described in the immediately preceding paragraph (or in the absence of any such reduction), if the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of Payments, then the Executive shall be obligated to pay back to Asyst, within 30 days after final IRS determination, an amount of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to Asyst so that the Executive’s net proceeds with respect to the Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on the Payments. If the Excise Tax is not eliminated pursuant to this paragraph, the Executive shall pay the Excise Tax.
          (d) Release. Asyst may require, as a condition of receiving the foregoing Change-in-Control payment or other Payment under subsection (b) or (c) above, that the Executive execute in conjunction with his termination a general release substantially in the form annexed hereto as Exhibit A (subject to such reasonable changes as may be required by circumstances or changes in applicable law as are necessary to give effect to the same), which upon execution shall be deemed incorporated herein by reference as a material part of this Agreement.
          (e) Compliance with Section 409A of the Code. It is the intent of the parties to this Agreement that any of the payments set forth in this Agreement which meet the definition of nonqualified deferred compensation under Section 409A of the Code shall be made in a manner that complies with Section 409A of the Code. Asyst reserves the right, to the extent Asyst deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all benefits provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code, provided, however, that Asyst makes no representations that the compensation or benefits provided under this Agreement will be exempt from Section 409A of the Code and makes no undertakings to preclude Section 409A of the Code from applying to the benefits provided under this Agreement.
          (f) Relation to Other Agreements. Payments under this Section 3 shall supersede and replace any other payments under any other employment contract or offer letter to which the Executive may be a party or participant and that otherwise would become due as a result of a termination of employment.
     4. NO MITIGATION.
          Asyst agrees that if the Executive’s employment with Asyst terminates, he shall not be obligated to seek other employment or to attempt to reduce any amount payable to him under this Agreement. Further, with the exception of the benefits described in Section 3(b)(ii), no amount of any payment hereunder shall be reduced by any compensation earned by the Executive as the result of employment by a subsequent employer or otherwise.
     5. NOTICES.
          Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the other party. All notices shall be addressed as follows, or to such other address or addresses as may be substituted by notice in writing:

To Asyst :	To the Executive:
Asyst Technologies, Inc.	46897 Bayside Parkway
General Counsel	Fremont, CA
46897 Bayside Parkway	Fax: (510) 661-5166
Fremont, CA 94538
Fax: (510) 661-5624
     6. GENERAL PROVISIONS.
          (a) Amendments. Except as otherwise set forth in Section 3(e), no provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by the Executive and by the Compensation Committee of the Board.
          (b) Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          (c) Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.
          (d) Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of California, without reference to rules relating to conflicts of law.
          (e) Inconsistencies. The terms of this Agreement supersede any inconsistent prior promises, policies, representations, understandings, arrangements or agreements between the parties, whether by employment contract or otherwise.
          (f) Survival. Notwithstanding the termination of the term of this Agreement, the duties and obligations of Asyst, if any, following the termination of the Executive’s employment following a Change in Control shall survive indefinitely.
          (g) Withholding. Asyst may deduct and withhold from any payments hereunder the amount that Asyst, in its reasonable judgment, is required to deduct and withhold for any federal, state or local income or employment taxes.
          (h) No Other Compensation; Employee at Will. Except and to the extent specifically provided in Section 3 above, no amount or benefit shall be due or payable to the Executive, and no obligation or liability due or owing by Asyst, under this Agreement or otherwise in respect of termination of his employment (at any time or within two years following a Change in Control). This Agreement shall not be construed as creating an express or implied contract of employment and, except and to the extent specifically otherwise agreed in writing between the Executive and Asyst, the Executive is and shall remain an “employee at will” and shall not have any right or expectation (reasonable or otherwise) to be retained or continue in the employ of Asyst.
          (i) Arbitration. Any right or benefit, or obligation or liability, granted or arising under this Agreement, and any other dispute between the Executive and Asyst arising from or relating to the Executive’s employment or termination of employment, shall be subject to and resolved exclusively by binding non-appealable arbitration. The terms and conditions of the Agreement to Arbitrate Disputes and Claims shall govern such arbitration (in the event entered between the parties, and as amended from time to time), be binding on the Executive and Asyst and shall be deemed incorporated herein by reference as a material part of this Agreement. Neither the Executive nor Asyst shall be liable to, or entitled to recover from, the other, for any claim, cause or action, suit or proceeding relating to any right or obligation hereunder, any incidental, special, consequential or exemplary damages of any kind, including punitive damages (and the arbitrator will be without jurisdiction to award such damages). The arbitrator also will not have authority to award attorneys’ fees or costs to either party, unless a statute at issue which is the basis for the dispute expressly authorizes the award of attorneys’ fees or costs to the prevailing party. In this instance, the arbitrator shall have the authority to make an award of only of reasonable attorneys’ fees and costs to the prevailing party, and to the extent and in the manner permitted by the applicable statute. However, any award of fees and costs will be limited to the amount of reasonable fees and costs actually incurred and which bear a reasonable relation to the prevailing party’s actual recovery.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ASYST TECHNOLOGIES, INC.
By:	Stephen S. Schwartz
	Name:	Stephen S. Schwartz
	Title:	Chief Executive Officer

EXECUTIVE
/s/ Alan S. Lowe
Executive

EXHIBIT A
SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS
This Severance Agreement and Release of All Claims (“Agreement and Release”) is intended to constitute a binding agreement between you, ___ (“Employee”), and Asyst Technologies, Inc., on behalf of its subsidiary and affiliated entities (“Asyst” or the “Company”). Please review the terms carefully. By signing below, you are agreeing to end your employment relationship with Asyst on the terms identified below, and in return for the benefits provided herein. We advise you to consult with an attorney or other advisor concerning its terms and obligations and the specific effect on your legal rights. This Agreement and Release is deemed effective as of ___ (the “Effective Date”).
     1. Your employment with Asyst shall terminate on ___. You understand you have no recall rights.
     2. You and Asyst agree that this Agreement and Release is contractual in nature and not a mere recital, and that this Agreement and Release shall be interpreted as though drafted jointly by the Employee and Asyst.
     3. You will be entitled to the benefits described in the Change-in-Control Agreement between Asyst and you dated ___. You understand that, except as provided herein, you will not be entitled to any additional payments or severance or any other benefits from Asyst associated with any claimed work or right to work beyond the date of your termination.
     4. During the course of your employment with Asyst, you have had access to or have had possession of confidential and proprietary information or materials of Asyst (including, but not limited to, technical information, business plans, client, supplier and employee information, telephone records or lists, and non-public financial information). You acknowledge and understand that all such information or material constitutes confidential information of Asyst and/or its customers and affiliates; you agree that you shall not retain any, and that you must return to Asyst all, originals and copies of such material. You further agree that you shall not use, disclose or divulge any such material or other confidential or trade secret information of Asyst, its customers or affiliates to any third party company, individual or institution without the direct written authorization of Asyst’s C.E.O., and that your confidentiality obligations to Asyst are continuing into the future regardless of termination of your employment.
     5. You also agree to return promptly all property of Asyst, including pagers, cellular phones, PDAs and any other materials or equipment in your possession or which were provided to you by or through Asyst. You further understand that any use of credit or telephone cards, cellular phones, pagers, PDAs, and other materials or equipment provided to you by or through Asyst will not be authorized beyond your termination date, and any expenses incurred after your termination date will not be eligible for reimbursement.
     6. You hereby fully waive, release and discharge Asyst, its parent, subsidiary and affiliated entities, and the shareholders, directors, officers, employees, agents and representatives of each (the “Released Parties”) from, and agree never to assert against any of the Released Parties any and all claims, liabilities, charges and causes of action of any kind whatsoever which you have, had or may have against them as of the date on which you sign this Agreement, including without limitation any and all claims, liabilities, charges and causes of action relating to:
(a)	your employment, termination of employment or any right, expectation, claim or benefit relating to or arising in any manner from your employment;

(b)	any and all rights or claims relating to or in any manner arising under the California Fair Employment and Housing Act (Government Code section 12900 et seq., as amended);

(c)	any and all rights or claims relating to or in any manner arising under the Civil Rights Act of 1964 (42 U.S.C. 2000, et seq., as amended);

(d)	any and all rights or claims relating to or in any manner arising under the Americans with Disabilities Act (29 U.S.C. 706 et seq., as amended);

(e)	any and all rights or claims relating to or in any manner arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq., as amended);

(f)	any and all rights or claims relating to or in any manner arising under the WARN Act (as amended), and any comparable provisions of California or other applicable law;

(g)	any and all rights or claims relating to or in any manner arising under the Equal Pay Act of 1963 (as amended);

(h)	any and all rights or claims relating to or in any manner arising under the California Labor Code Section 1197.5 (as amended); and

(i)	any and all rights or claims otherwise relating to or in any manner arising under federal, state or local statutory, administrative or common law or regulation, including claims for wrongful termination or constructive discharge or demotion, breach of contract (written, oral or implied), breach of the covenant of good faith and fair dealing, violation of public policy, infliction of emotional distress, personal injury, defamation and misrepresentation.
Asyst hereby fully waives, releases and discharges you from, and agrees never to assert against you, any and all claims, liabilities, charges and causes of action of any kind whatsoever which Asyst has, had or may have against you as of the date on which you sign this Agreement, provided, however, that nothing in this Paragraph 6 shall preclude Asyst from enforcing its rights with respect to your obligations under the terms and conditions of (i) this Agreement and Release, (ii) the releases from you contained herein, and (iii) the Agreement to Arbitrate

Disputes and Claims and the Confidential Information and Inventions Assignment Agreement you may have executed previously in conjunction with your employment with Asyst.
     7. Each party waives his or its rights under section 1542 of the Civil Code of California, or other comparable provision of applicable law, which states:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.
     8. This Agreement and Release shall not affect any waiver or release of any claim for workers’ compensation benefits and unemployment insurance benefits.
     9. You understand, represent and agree that:
(a)	you have had a reasonable opportunity to consider this Agreement and Release and to consult an attorney or other advisor before signing this Agreement and Release;

(b)	you have read this Agreement and Release in full and understand all of the terms and conditions set forth herein;

(c)	you knowingly and voluntarily agree to all of the terms and conditions set forth herein and intend to be legally bound by them;

(d)	you may rescind this Agreement and Release only with respect to claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.) and only if you do so within seven (7) days after signing it (in which case you will forfeit in full and agree immediately to refund, return to and reimburse Asyst any and all benefits provided to you under Paragraph 8, above); and

(e)	this Agreement and Release will not become effective or enforceable with respect to claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.) until seven (7) days after you have signed it.
     10. You represent that you have not filed any complaints, claims, grievances or actions against Asyst, its parent, subsidiary and affiliated entities, and the shareholders, directors, officers, employees, agents and representatives of each, or any other of the Released Parties in any state, federal or local court or agency, and you covenant not to file any such complaints, claims, grievances, or actions (other than for workers’ compensation benefits, unemployment insurance benefits or otherwise not subject to by law to your waiver or releases herein) at any time hereafter. You hereby grant power of attorney to Asyst to dismiss on your behalf any such complaint, claim grievance or action you filed in violation of this Paragraph. Notwithstanding the foregoing, you acknowledge and agree that in the event you successfully assert any claim against Asyst, despite the waivers, releases and other representations provided in this Agreement and Release, that an amount equal to any and all benefits provided to you under Paragraph 3, above, may and shall be off-set and deducted from any recovery from such claim.
     11. Asyst represents that it has not filed any complaints, claims, grievances or actions against you in any state, federal or local court or agency, and Asyst covenants not to file any such complaints, claims, grievances, or actions at any time hereafter with respect to the claims released by Asyst hereunder. Asyst hereby grants power of attorney to you to dismiss on Asyst’s behalf any such complaint, claim grievance or action Asyst filed in violation of this Paragraph.
     12. You agree not to defame, disparage or criticize Asyst or its shareholders, directors, officers, employees or business or employment practices at any time. In addition, you agree not to engage in any conduct that you know or reasonably should know will damage the reputation of Asyst or cause third parties to view Asyst or its shareholders, directors, officers or employees in a less favorable light.
     13. You agree to not to disclose the existence of this Agreement and Release, its terms, or any information relating to this Agreement and Release to anyone other than your spouse (if any), tax preparer, accountant, attorney and other professional adviser or party to whom disclosure is necessary in order to comply with the law. In such event, you will instruct them to maintain the confidentiality of this Agreement and Release just as you must.
     14. The parties agree that this Agreement and Release shall be binding upon their successors and assignees. Each represents that it has not transferred to any person or entity any of the rights released or transferred through this Agreement.
     15. If a court of competent jurisdiction declares or determines that any provision of this Agreement and Release is invalid, illegal or unenforceable, the invalid, illegal or unenforceable provision(s) shall be deemed not a part of this Agreement, but the remaining provisions shall continue in full force and effect.
     16. Each party, upon breach of this Agreement and Release by the other, shall have the right to seek all necessary and proper relief, including, but not limited to, specific performance, from a court of competent jurisdiction.
     17. Each party agrees that any differences, disputes or controversies between us arising from this Agreement and Release or from rights or obligations hereunder, or any liabilities asserted or arising from your employment or its termination, shall be exclusively submitted to binding arbitration before an independent and qualified arbitrator in accordance with the American Arbitration Association and the National Rules for the Resolution of Employment Disputes then in effect, without reference to conflict of laws principles. Arbitration shall be the exclusive forum for any dispute, claim or cause arising hereunder, or any liabilities asserted or arising from your employment or its termination, and the decision and award by the arbitrator shall be final and binding upon, and non-appealable by, the parties and may be entered in any state or federal court having jurisdiction. In all other respects, the arbitration shall be subject to the terms and conditions provided in the Agreement to Arbitrate Disputes and Claims (if previously or contemporaneously executed by you and Asyst), which said terms and conditions are deemed incorporated in his Agreement and Release in full by this reference and made a material part hereof.
     18. Neither you nor Asyst shall be able to recover from the other, for any claim, cause or action arising hereunder, any incidental, special, consequential or exemplary damages of any nature, including but not limited to punitive damages, or attorneys fees or costs incurred in any such claim, cause or action, unless and to the extent any such award of damages, fees or costs is specifically provided and available to the party as a remedy under the statute asserted as a basis for the claim, cause or action, and, unless so specifically provided, the court or arbitrator in any such claim, cause or action shall be without authority or jurisdiction to award such damages fees or costs; provided, however, that provisional or injunctive remedies and relief shall be available as appropriate to each party.
     19. We each, to the fullest extent permitted by law, waive any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising hereunder or from the rights, duties or liabilities created hereby.
     20. The laws of the State of California shall govern the construction and enforcement of this Agreement and Release and any rights, obligations or liabilities hereunder, without regard to conflicts of laws considerations.
     21. You certify and confirm that you do not have in your possession any, and that you have returned to Asyst as of termination of your employment all, property, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials equipment, other documents or property, or reproductions of any aforementioned items belonging to Asyst.
     22. You also certify and confirm that you have complied during your employment with all the terms of Asyst’s Confidential Information and Inventions Assignment Agreement in the event previously signed by you, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by you (solely or jointly with others) covered by that agreement. You further agree that you will continue to be required to preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to services, clients, products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of Asyst or any of its employees, clients, consultants or licensees.
     23. You further agree that for the six (6) month period from the date of termination of your employment or consulting relationship with Asyst, you will not recruit or solicit any employee to leave Asyst for any reason or to accept employment with any other company, and will not interview or knowingly provide any assistance or input to any third party regarding any such employee.

     24. You understand that the provisions of the Change-in-Control Agreement between Asyst and you dated ___and the provisions of this Agreement and Release set forth the entire agreement between you and Asyst concerning your employment, separation benefits and termination of employment, and that this Agreement and Release replaces any other promises, representations or agreement between you and Asyst, whether written or oral, concerning such matters. You also understand that any benefits provided you under this Agreement and Release are offered on a one-time basis, and are not a part of a funded employee welfare program or established Asyst practice or policy. Any modification of this Agreement and Release, or change to the benefits offered hereunder, must be in writing and executed in advance by you and the Vice President, Human Resources for Asyst, or else such notification will not be binding or effective.
     25. In the event that you breach any of your obligations under this Agreement and Release or as otherwise imposed by law, Asyst will be entitled to recover the sums and benefits paid under the Agreement and Release and to obtain all other relief provided by law or equity.
     26. The parties agree and represent that they have not relied and do not rely upon any representation or statement regarding the subject matter or effect of this Agreement and Release made by any other party to this Agreement and Release or any party’s agents, attorneys or representatives.
I, THE UNDERSIGNED, HAVE HAD A SUFFICIENT OPPORTUNITY TO CONSIDER THIS AGREEMENT AND RELEASE AND HAVE BEEN ADVISED IN WRITING THAT I MAY CONSULT WITH AN ATTORNEY CONCERNING ITS TERMS AND EFFECT PRIOR TO EXECUTING THIS AGREEMENT AND RELEASE.
I, THE UNDERSIGNED, HAVE READ THIS AGREEMENT AND RELEASE AND UNDERSTAND THAT I ENTER THIS AGREEMENT AND RELEASE INTENDING TO AND DO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST ASYST TO THE FULL EXTENT PERMITTED BY LAW. I SIGN THIS AGREEMENT AND RELEASE VOLUNTARILY AND KNOWINGLY.
ACKNOWLEDGED, UNDERSTOOD AND AGREED:

EMPLOYEE:	ASYST TECHNOLOGIES, INC.

By:
Name:
Title:

Date:	Date: